1 Investor Contact: Media Contact: Alex Whitelam Leslie Wojcik SEI SEI +1 610-676-4924 +1 610-676-4191 awhitelam@seic.com lwojcik@seic.com Pages: 1 FOR IMMEDIATE RELEASE SEI Declares Dividend of $0.46 per Share OAKS, Pa., May 29, 2024 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) on May 29, 2024 declared a regular semi-annual dividend of $0.46 per share. The cash dividend will be payable to shareholders of record on June 10, 2024, with a payment date of June 18, 2024. About SEI® SEI (NASDAQ:SEIC) delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to help drive growth, make confident decisions, and protect futures. As of March 31, 2024, SEI manages, advises, or administers approximately $1.5 trillion in assets. For more information, visit seic.com. # # #